Exhibit B-2
                       SOUTHERN OHIO COAL COMPANY
                           ___________, 1999

            The Chairman stated that, pursuant to the applicable provisions of the Public Utility Holding Company Act of 1935, the officers of the Company had caused to be filed with the Securities and Exchange Commission ("SEC") an Application or Declaration on Form U-1 to declare and pay dividends out of paid-in capital and that by Order dated ______________, 1999, the SEC in File No. 70-____ authorized the declaration and payment of dividends on the Company's common stock in an aggregate amount not to exceed $15,807,000 from such paid-in capital through December 31, 2001.

            Thereupon, upon motion duly made and seconded, it was unanimously

                  RESOLVED,  that  the  actions  taken  by the  officers  of and counsel for the Company in connection with the execution and filing of an Application or Declaration on Form U-1 with the Securities and Exchange Commission pursuant to the applicable provisions of the Public Utility Holding Company Act of 1935 be, and the same hereby are, ratified, confirmed and approved in all respects, and said officers and counsel be, and they hereby are, authorized and directed to take such further action in connection therewith as they may deem necessary or desirable; and further

                  RESOLVED,  that periodic distributions of up to $15,807,000 on the issued and outstanding common stock of the Company be declared out of the capital surplus of the Company, pursuant to the authorization of the Securities and Exchange Commission; and further

                  RESOLVED,   that  pursuant  to  the  requirements  of  Section
            31-1-100 of the West Virginia Corporation Law, such distributions, when made, shall be identified as a distribution from capital surplus and the amount per share shall be disclosed to the shareholders receiving the same concurrently with the distribution thereof.